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                                                                       EXHIBIT 8


                                    FORM OF
                           INDEMNIFICATION AGREEMENT
                           -------------------------

THIS AGREEMENT is made this 26th day of July, 1994, between Shelter Components Corporation, an Indiana corporation (the "Company"), and _____________________, ("Indemnitee").

Competent and experienced persons are becoming more reluctant to serve as directors and/or officers of corporations unless they are provided with adequate protection against claims and actions against them for their activities on behalf or at the request of such corporations, generally through insurance and/or indemnification.

Uncertainties in the interpretations of the statues and regulations, laws, and public policies relating to indemnification of corporate directors and officers are such as to make adequate, reliable assessment of the risks to which directors and officer of such corporations may be exposed difficult, particularly in light of the proliferation of lawsuits against directors and officers generally.

The Board of Directors of the Company, based upon its business experience, has concluded that the continuation of present trends in litigation against corporate directors and officers will inevitably make it more difficult for the Company to attract and retain directors and officers of the highest degree of competence committed to the active and effective direction and supervision of the business and affairs of the company and its subsidiaries and affiliates and the operation of its and their facilities. In fact, the Board deems such consequences to be so detrimental to the best interest of the Company that it has concluded that the Company should act to provide its directors and officers with enhanced protection against inordinate risks attendant on their positions in order to assure that the most capable persons otherwise available will be attracted to, or will remain in, such positions. In such connection, such directors have further concluded that it is not only reasonable and prudent but necessary for the Company to obligate itself contractually to indemnify, to the fullest extent permitted by applicable law, financial responsibility for expenses and liabilities which might be incurred by such individuals in connection with claims lodged against them for their decisions and actions in such capacities.

The General Corporation Law of the State of Indiana, under which law the Company is organized, empowers a corporation organized in Indiana to indemnify persons who serve as directors and/or officers of the corporation, or persons who serve at the request of the corporation as directors and/or officers of an affiliated corporation and further specifies that the indemnification provided by such law "shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders, or disinterested directors or otherwise," and further empowers a corporation to "purchase and maintain insurance" on behalf of such persons "against any liability asserted against him or incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against any such liability under the provision of" said law.
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The Certificate of Incorporation and By-laws of the Company permit indemnification to the fullest extent permitted by applicable law.

The Company has: (1) reviewed the type of insurance available to insure the directors and officers of the Company and of its affiliates against costs, expenses (including attorneys' fees and disbursements), judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit, or proceeding to which they are, or are threatened to be made, a party by reason of their status or decisions or actions in such positions; (2) studied the nature and extent of the coverage provided by such insurance and the cost thereof to the Company; (3) concluded at the present time not to obtain such insurance in view of the costs and limited benefits thereof; and (4) concluded, in part based upon the Company's decision not to obtain such insurance, that it would be in the best interests of the Company and its stockholders for the Company to enter into agreements to indemnify certain of such persons in the form of this Agreement. The Company has, moreover, concluded that it would continue to be in the best interests of the Company to enter into such agreements with such persons even if the Company should, in the future, obtain any such insurance inasmuch as such insurance is, and is likely to continue to be, subject to certain significant exclusions and limitations or could cease to be reasonably available on any basis.

The Company desires to have Indemnitee serve or continue to serve as a director and/or officer of the Company, and/or as a director, officer, employee, partner, trustee, agent, and/or fiduciary of such other corporations, partnerships, joint ventures, employee benefit plans, trusts, and/or other enterprises (herein referred to as "Company Affiliate") of which he or she has been or is serving, or will serve on behalf of or at the request of or for the convenience of, or to represent the interests of the Company, free from undue concern for unpredictable, inappropriate, or unreasonable claims for damages by reason of his or her being, or having been, a director and/or officer of the Company, and/or a director, officer, employee, partner, trustee, agent, and/or fiduciary of a Company Affiliate, or by reason of his or her decisions or actions on their behalf.

Indemnitee is willing to serve, or to continue to serve, or to take on additional service for, the Company and/or the Company Affiliate in such aforesaid capacities on the condition that he or she be indemnified as provided for herein.

Accordingly, in consideration of the premises and the covenants contained herein, the Company and Indemnitee do hereby covenant and agree as follows:

     1 Services to the Company: Indemnitee shall serve or continue to serve as a director and/or officer of the Company (in the case of a Company officer, at the will of the Company or under separate contract, if any such contract exists or shall hereafter exist), and/or as a director, and/or officer, or fiduciary of a Company Affiliate, faithfully and to the best of his or her ability so long as he or she is duly elected and qualified in accordance with the provisions of the

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            By-laws or other applicable constitutive documents thereof;
            provided, however, that: (a) Indemnitee may at any time and for any reason resign from such position (subject to any contractual obligations which Indemnitee has assumed apart from this Agreement); and (b) neither the Company nor the Company Affiliate will have any obligation under this Agreement to continue the Indemnitee in any such position.

     2 Right to Indemnification: The Company shall, except to the extent prohibited by applicable law as then in effect, indemnify any Indemnitee who is or was involved in any manner (including, without limitation, as a party or witness), or is threatened to be made so involved, in any threatened, pending, or completed investigation, claim, action, suit, or proceeding whether civil, criminal, administrative, or investigative (including, without limitation, any action, suit, or proceeding by or in the right of the Company to procure a judgment in its favor) (herein referred to as a "Proceeding"), by reason of the fact that such person is or was a director or officer of the Company, and/or is or was serving at the request of the Company as a director or officer, of any Company affiliate, against all expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding; provided, however, that, except as provided in Paragraph 3.4, the foregoing shall not apply to a director or officer of the Company with respect to a Proceeding that was commenced by such director or officer. Such indemnification shall include the right to receive payment in advance of any expenses incurred by Indemnitee in connection with such Proceeding, consistent with the provisions of applicable law as then in effect.

     3 Advancement of Expenses; Procedures; Presumptions and Effect of Certain Proceedings; Remedies: In furtherance, but not in limitation, of the foregoing provisions, the following procedures, presumptions, and remedies shall apply with respect to advancement of expenses and the right to indemnification hereunder:

     3.1 Advancement of Expenses: All reasonable expenses incurred by or on behalf of the Indemnitee in connection with any Proceeding shall, after initial approval in accord with paragraph 3.2 be advanced to the Indemnitee by the Company within 20 calendar days after the receipt by the Company of a statement or statements from the Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the expenses incurred by the Indemnitee and, if required by law at the time of such advance, shall include or be accompanied by an undertaking by or on behalf of the Indemnitee to repay the amounts advanced if it should

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            ultimately be determined that the Indemnitee's is not entitled to be indemnified against such expenses hereunder.

     3.2    Procurement for Determination of Entitlement to Indemnification:
            ---------------------------------------------------------------

     3.2.1 To obtain indemnification as herein provided, as Indemnitee shall submit to the President or Secretary of the Company a written request, including such documentation and information as is reasonably available to the Indemnitee and reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification (herein referred to as the "Supporting Documentation"). The determination of the Indemnitee's entitlement to indemnification shall be made not later than 60 calendar days after receipt by the Company of the written request for Indemnification together with the Supporting Documentation. The Secretary or President of the Company shall, promptly upon receipt of such a request for indemnification, advise the Board of Directors in writing that the Indemnitee has requested indemnification.

     3.2.2 The Indemnitee's entitlement to indemnification hereunder shall be determined in one of the following ways (each of which shall give effect to the presumptions set forth in Paragraph 3.3): (a) by a majority vote of the Disinterested Directors (as hereinafter defined) if they constitute a quorum of the Board of Directors; (b) by a written opinion of Independent Counsel (as hereinafter defined) if a quorum of the Board of Directors consisting of Disinterested Directors is not obtainable or, even if obtainable, a majority of such Disinterested Directors so directs; (c) by the stockholders of the Company (but only if a majority of the Disinterested Directors, if they constitute a quorum of the Board of Directors, presents the issue of entitlement to indemnification to the stockholders for their determination); or (d) as provided in Paragraph 3.3. In the event that subparagraph 3.2.2 applies, stockholder approval will be deemed to have been received if the holders of a majority of the Company's total common stock outstanding vote in favor of such approval.

     3.2.3 If the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Subparagraph 3.2.2(b) above, a majority of the Disinterested Directors, if any, shall select the Independent Counsel to which the Indemnitee does not reasonably object. If there shall be no Disinterested Directors, such Independent Counsel shall be selected by a majority of the Directors, but only an Independent Counsel to which no Indemnitee reasonably objects.

     3.3 Presumptions and Effect of Certain Proceedings: Except as otherwise expressly provided herein, the Indemnitee shall be presumed to be entitled to indemnification hereunder upon submission of a request for indemnification

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            together with the Supporting documentation in accordance with
            Paragraph 3.2.1, and thereafter the Company shall have the burden of proof to overcome that presumption in reaching a contrary determination. In any event, if the person or persons empowered under Paragraph 3.2 to determine entitlement to indemnification shall not have been appointed or shall not have made a determination within 60 calendar days after receipt by the Company of the request therefor together with the Supporting Documentation, the Indemnitee shall be deemed to be entitled to indemnification, and the Indemnitee shall be entitled to such indemnification unless the Company establishes as provided in the final sentence of Paragraph
            3.4.2 or by written opinion of Independent Counsel that: (a) the Indemnitee misrepresented or failed to disclose a material fact in making the request for indemnification or in the Supporting Documentation; or (b) such indemnification is prohibited by law. The termination of any Proceeding described in Paragraph 2, or of any claim, issue, or matter therein, by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, adversely affect the right of the Indemnitee to indemnification or create a presumption that the Indemnitee did not act in good faith and in a manner which the Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Company or, with respect to any criminal Proceeding, that the Indemnitee had reasonable cause to believe that his or her conduct was unlawful.

     3.4    Remedies of Indemnitee:
            -----------------------

     3.4.1 In the event that a determination is made pursuant to Paragraph 3.2 that the Indemnitee is not entitled to indemnification hereunder:
            (a) the Indemnitee shall be entitled to seek an adjudication of his or her entitlement to such indemnification either, at the Indemnitee's option, in (x) an appropriate court of the State of Indiana or any other court of competent jurisdiction, or (y) an arbitration to be conducted by a single arbitrator, selected by mutual agreement of the Company and Indemnitee (or, failing such agreement by the then sitting Chief Judge of the United States District Court for the Northern District of Indiana), pursuant to the commercial arbitration rules of the American Arbitration Association; (b) any such judicial proceeding or arbitration shall be de novo, and the Indemnitee shall not be prejudiced by reason of such adverse determination; and (c) in any such judicial proceeding or arbitration, the Company shall have the burden of proving that the Indemnitee is prohibited by applicable law. If any such determination is made, the Indemnitee shall be entitled, on five days' written notice to the Secretary of the Company, to receive the written report of the persons making such determination, which report shall include the reasons and factual findings, if any, upon which such determination was based.

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     3.4.2  If a determination shall have been made, or deemed to have been made, pursuant to Paragraph 3.2 or 3.3 that the Indemnitee is entitled to indemnification, the Company shall be obligated to pay the amounts constituting such indemnification within five days after such determination has been made or deemed to have been made and shall be conclusively bound by such determination unless the Company establishes as provided in the final sentence of this paragraph that: (a) the Indemnitee misrepresented or failed to disclose a material fact in making the request for indemnification or in the Supporting Documentation; or (b) such indemnification is prohibited by law. If either (x) advancement of expenses is not timely made pursuant to Paragraph 3.1, or (y) payments of indemnification is not made within five calendar days after a determination of entitlement to indemnification has been made or deemed to have been made pursuant to Paragraph 3.2 or 3.3, the Indemnitee shall be entitled to seek judicial enforcement of the Company's obligation to pay to the Indemnitee such advancement of expenses or indemnification. Notwithstanding the foregoing, the Company may bring an action, in an appropriate court in the State of Indiana or any other court of competent jurisdiction, contesting the right of the Indemnitee to receive indemnification hereunder due to the occurrence of an event described in subclause (a) or (b) of this clause (3.4.2) (herein referred to as a "Disqualifying Event"); provided, however, that in any such action the Company will have the burden of proving the occurrence of such Disqualifying Event.

     3.4.3 The Company shall be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Paragraph 3.4 that the procedures and presumptions of this paragraph 3 are not valid, binding, and enforceable and shall stipulate in any such court or before any such arbitrator that the company is bound by all of the provisions of this Agreement.

     3.4.4 If the Indemnitee, pursuant to this Paragraph 3.4, seeks a judicial adjudication of, or an award in arbitration to enforce, his or her rights under, or to recover damages for breach of, this Agreement, the Indemnitee shall be entitled to recover from the Company, and shall be indemnified by the Company against, any expenses actually and reasonably incurred by the Indemnitee if the Indemnitee prevails in such judicial adjudication or arbitration. If it shall be determined in such judicial adjudication or arbitration that the Indemnitee is entitled to receive part but not all of the indemnification or advancement of expenses sought, the expenses incurred by the Indemnitee in connection with such judicial adjudication or arbitration shall be prorated accordingly.

     3.5    Definitions: For purposes of this Paragraph 3:

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            "Disinterested Director" means a director of the Company who is not or was not a party to the Proceeding in respect of which indemnification is sought by the Indemnitee.

            "Independent Counsel" means a law firm or a member of a law firm that neither presently is, nor in the past five years has been, retained to represent: (a) the Company or the Indemnitee in any matter material to either such party; or (b) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term "Independent Counsel" shall not include any person who, under the applicable standards of professional conduct then prevailing under the laws of the State of Indiana would have a conflict of interest in representing either the company or the Indemnitee in an action to determine the Indemnitee's rights hereunder.

     4. Other Rights to Indemnification: The indemnification and advancement of costs and expenses (including attorneys' fees and disbursements) provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may now or in the future be entitled under any provision of applicable law, the Certificate of Incorporation, or any By-law of the Company or any other agreement, or any vote of directors or stockholders or otherwise, whether as to action in his or her official capacity or in another capacity while occupying any of the positions or having any of the relationships referred to in Paragraph 1 of this Agreement.

     5.     Duration of Agreement:

     5.1 This Agreement shall be effective from the date hereof, and shall continue until and terminate upon the later of: (i) the tenth anniversary after Indemnitee has ceased to occupy any of the positions or have any of the relationships described in Paragraph 1 of this Agreement; or (ii) (a) the final termination or resolution of all Proceedings with respect to Indemnitee commenced during such ten-year period, and (b) either (x) receipt by Indemnitee of the indemnification to which he or she is entitled hereunder with respect thereto, or (y) a final adjudication or binding arbitration that Indemnitee is not entitled to any further indemnification with respect thereto, as the case may be.

     5.2 This Agreement shall be binding upon the Company and its successors assigns and shall inure to the benefit of the Indemnitee and his or her heirs, devisees, executors, administrators, or other legal representatives.

     6 Severability: If any provision or provisions of this Agreement are held to be invalid, illegal, or unenforceable under any particular circumstances or for any

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            reason whatsoever: (a) the validity, legality, and enforceability of the remaining provisions of this Agreement (including, without limitation, all other portions of any paragraph or clause of this Agreement that contains any provision that has been found to be invalid, illegal, or unenforceable, that are not themselves invalid, illegal, or unenforceable) or the validity, legality, or enforceability under any other circumstances shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible consistent with applicable law, the provisions of this Agreement (including, without limitation, all other portions of any paragraph or clause of this Agreement that contains any such provision that has been found to be invalid, illegal, or unenforceable, that are not themselves invalid, illegal, or unenforceable) shall be deemed revised and shall be construed so as to give effect to the intent manifested by this Agreement (including the provision held invalid, illegal, or unenforceable).

     7 Identical Counterparts: This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

     8 Headings: The headings of the paragraphs of this Agreement are inserted for convenience and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

     9 Modification and Waiver: No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

     10 Notification and Defense of Claim: Indemnitee agrees to notify the Company promptly in writing upon being served with any summons, citation, subpoena, complaint, indictment, information, or other document relating to any matter which may be subject to indemnification hereunder, whether civil, criminal, or investigative; provided, however, that the failure of Indemnitee to give such notice to the Company shall not adversely affect Indemnitee's rights under this Agreement except to the extent the Company shall have been materially prejudiced as a direct result of such failure. Nothing in this Agreement shall constitute a waiver of the Company's right to seek participation at its own expense in any Proceeding which may give rise to indemnification hereunder.

     11 Notices: All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if: (i)

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            delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed; or (ii) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed, in either case:

            (a) if to Indemnitee, at the address indicated on the signature page hereof;

            (b)  if to the Company:

                 Shelter Components Corporation
                 27217 County Road 6
                 Elkhart, Indiana 46514

                 or to such address as may have furnished to either party by the other party.

     12. Governing Law: The parties hereto agree that this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Indiana.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SHELTER COMPONENTS CORPORATION



By:  /s/ Larry D. Renbarger
     ------------------------------
     Larry D. Renbarger, President




-----------------------------------
Indemnitee


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